UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6 )*

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   37935Y107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Copy to:  Stephen A. Cohen, Esq.
Woodland Partners                         Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                          750 Lexington Avenue
Brookville, New York  11545               New York, New York 10022
Telephone (516) 626-3070                  Telephone (212) 735-8600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 April 22, 1997
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

   Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s)

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Woodland Partners
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               101,668 shares                                4.5%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             184,450 shares                                7.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        101,668 shares                                4.5%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        184,450 shares                                7.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      286,118 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      11.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 2 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Rubenstein
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               107,781 shares                                4.8%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,095,004 shares                             37.5%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        107,781 shares                                4.8%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,095,004 shares                             37.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,202,785 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      40.2%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 3 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Marilyn Rubenstein
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               6,667 shares                                  0.3%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             279,451 shares                               11.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        6,667 shares                                  0.3%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        279,451 shares                               11.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      286,118 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      11.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 4 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Marilyn and Barry Rubenstein Family Foundation
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               334 shares                                    0.01%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             285,784 shares                               11.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        334 shares                                    0.01%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        285,784 shares                               11.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      286,118 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      11.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 5 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Woodland Venture Fund
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               36,334 shares                                 1.6%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             249,784 shares                               10.5%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        36,334 shares                                 1.6%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        249,784 shares                               10.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      286,118 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      11.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 6 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Seneca Ventures
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               33,334 shares                                 1.5%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             252,784 shares                               10.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        33,334 shares                                 1.5%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        252,784 shares                               10.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      286,118 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      11.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 7 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Woodland Services Corp.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                      0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             286,118 shares                             11.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        1 shares                                      0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        286,118 shares                             11.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      286,118 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      11.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 8 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Brian Rubenstein
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                          0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             334 shares                                     0.01%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0 shares                                          0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        334 shares                                     0.01%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      334 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      0.01%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 9 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Wheatley Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               861,667 shares                               31.5%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             55,000 shares                                 2.51%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        861,667 shares                               31.5%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        55,000 shares                                 2.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               55,000 shares                                  2.5%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             861,667 shares                                31.5%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        55,000 shares                                  2.5%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        861,667 shares                                31.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Wheatley Partners, LLC
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                      0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                             33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0 shares                                      0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                             33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Wheatley Management Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                         0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                                33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0 shares                                         0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                                33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Irwin Lieber
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               66,667 shares                                  3.0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                                33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        66,667 shares                                  3.0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                                33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      983,334 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      34.7%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Fingerhut
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               66,667 shares                                  3.0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                                33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        66,667 shares                                  3.0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                                33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      983,334 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      34.7%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Seth Lieber
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                      0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                             33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0 shares                                      0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                             33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Jonathan Lieber
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                      0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                             33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0 shares                                      0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                             33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 27 -

                                 SCHEDULE 13D
CUSIP No. 37935Y107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Matthew A. Smith
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               0 shares                                      0%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             916,667 shares                             33.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        0 shares                                      0%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        916,667 shares                             33.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      916,667 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      33.1%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 18 of 27 -

      This statement, dated April 22, 1997, constitutes Amendment No. 6 to the
Schedule 13D, dated February 1, 1995, regarding the reporting persons ownership of certain securities of Global Telecommunication Solutions, Inc. (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 6 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. Accordingly, it shall refer only to information which has materially changed since the filing of the Schedule.

      All information referred to herein reflects a one for three reverse stock split effected on March 24, 1997.

ITEM 1.     Security and the Issuer

      Warrants, exercisable as of April 22, 1997, expiring December 14, 1999, entitling the holder thereof to purchase one share of Common Stock at $12.00 per share (the "1997 Warrants").

ITEM 3.     Source and Amounts of Funds or Other Consideration.

      Wheatley Partners, LP used $2,350,000 of working capital and other funds to exercise 313,334 Private Placement Warrants.

      Wheatley Foreign Partners, LP used $150,000 of working capital and other funds to exercise 20,000 Private Placement Warrants.

      On April 22, 1997, the Issuer issued 235,000 and 15,000 1997 Warrants to Wheatley Partners, LP and Wheatley Foreign Partners, LP, respectively, in consideration of the exercise of the Private Placement Warrants by Wheatley Partners, LP and Wheatley Foreign Partners, LP.

ITEM 5.     Interests in Securities of the Issuer.

      (a) The following list sets forth the aggregate number and percentage (based on 2,189,782 shares of Common Stock outstanding, including (i) 1,856,448 shares of Common Stock outstanding as reported in the Issuer's Form 10-K for the year ended December 31, 1996, and (ii) 333,334 shares issued upon the exercise of Private Placement Warrants) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of April 22, 1997:


                                  - 19 of 27 -

                                      Shares of           Percentage of Shares
                                    Common Stock             of Common Stock
Name                            Beneficially Owned(1)     Beneficially Owned(1)
----                            ---------------------     ---------------------

Woodland Partners                    286,118(2)                   11.9%
Barry Rubenstein                   1,202,785(3)                   40.2%
Marilyn Rubenstein                   286,118(4)                   11.9%
The Marilyn and Barry Rubenstein
  Family Foundation                  286,118(5)                   11.9%
Woodland Venture Fund                286,118(6)                   11.9%
Seneca Ventures                      286,118(7)                   11.9%
Woodland Services Corp.              286,118(8)                   11.9%
Brian Rubenstein                         334(9)                    *

----------

*     Less than 1%.

(1) Includes shares of Common Stock issuable upon the exercise of the Warrants, the Offering Warrants, Conversion Warrants, the Option, 1997 Consulting Option, the Private Placement Warrants and the 1997 Warrants.

(2) Includes 66,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 13,334 shares of Common Stock issuable upon exercise of the Offering Warrants. Woodland Partners disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(3) Includes 18,057 shares of Common Stock owned individually by Barry Rubenstein, 13,333 shares of Common Stock held in his IRA Rollover account, 18,057 shares of Common Stock issuable upon the exercise of the Conversion Warrants, 33,334 shares of Common Stock issuable upon the exercise of the Option and 25,000 shares of Common Stock issuable upon the exercise of the 1997 Consulting Option. Mr. Rubenstein disclaims beneficial ownership of the rest of the securities except to the extent of his equity interest therein.

(4) Includes 6,667 shares of Common Stock owned individually by Marilyn Rubenstein. Mrs. Rubenstein disclaims beneficial ownership of the rest of the securities except to the extent of her equity interest therein.

(5) Includes 334 shares of Common Stock owned by the Foundation. The Foundation disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(6) Includes 33,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 3,000 shares of Common Stock owned by the Fund. The Fund disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(7) Includes 33,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants. Seneca disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(8) Services disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

(9)   Consists of 334 shares of Common Stock owned by the Foundation.


                                  - 20 of 27 -

                                      Shares of           Percentage of Shares
                                    Common Stock            of Common Stock
Name                            Beneficially Owned(1)     Beneficially Owned(1)
----                            ---------------------     ---------------------

Wheatley Partners, L.P.             916,667(10)                   33.1%
Wheatley Foreign Partners, L.P.     916,667(11)                   33.1%
Wheatley Partners, LLC              916,667(12)                   33.1%
Wheatley Management Ltd.            916,667(12)                   33.1%
Irwin Lieber                        983,334(12),(13)              34.7%
Barry Fingerhut                     983,334(12),(14)              34.7%
Seth Lieber                         916,667(12)                   33.1%
Jonathan Lieber                     916,667(12)                   33.1%
Matthew A. Smith                    916,667(12)                   33.1%

      (b) By virtue of being a general partner of Woodland Partners, the Fund and Seneca, a trustee of the Foundation, a member and an officer of Wheatley LLC, and husband of Marilyn Rubenstein, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,095,004 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants) representing approximately 37.5% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 107,781 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option and the 1997 Consulting Option), representing approximately 4.8% of the outstanding Common Stock.

            Marilyn Rubenstein, by virtue of being a general partner of Woodland Partners, a trustee of the Foundation, and wife of Barry Rubenstein, may be deemed to have shared power to vote and to dispose of 279,451 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants, the Conversion Warrants, the Offering

----------

(10) Includes 313,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 235,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants. Wheatley disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(11) Includes 20,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 15,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants. Wheatley Foreign disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(12) The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein.

(13) Includes 66,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Irwin Lieber.

(14) Includes 66,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Barry Fingerhut.


                                  - 21 of 27 -

Warrants, the Option and the 1997 Consulting Option) representing approximately 11.6% of the outstanding Common Stock. Marilyn Rubenstein has sole power to vote and to dispose of 6,667 shares of Common Stock, representing approximately 0.3% of the outstanding Common Stock.

            Woodland Partners has sole power to vote and to dispose of 101,668 shares of Common Stock (which includes shares issuable upon the exercise of the Warrants and the Private Placement Warrants), representing approximately 4.5% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 184,450 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option and the 1997 Consulting Option), representing approximately 7.9% of the outstanding Common Stock.

            The Fund has sole power to vote and to dispose of 36,334 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 1.6% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 249,784 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option and the 1997 Consulting Option), representing approximately 10.5% of the outstanding Common Stock.

            Seneca has sole power to vote and to dispose of 33,334 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 1.5% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 252,784 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option and the 1997 Consulting Option), representing approximately 10.6% of the outstanding Common Stock.

            The Foundation has sole power to vote and dispose of 334 shares of Common Stock, representing approximately 0.01% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 285,784 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option and the 1997 Consulting Option), representing approximately 11.9% of the outstanding Common Stock.

            Services may be deemed to have shared power to vote and to dispose of 286,118 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option and the 1997 Consulting Option), representing approximately 11.9% of the outstanding Common Stock.

            Brian Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 334 shares of Common Stock, representing approximately .01% of the outstanding Common Stock.


                                  - 22 of 27 -

            Wheatley Partners, L.P. has sole power to vote and to dispose of 861,667 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 31.5% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 55,000 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 2.5% of the outstanding Common Stock.

            Wheatley Foreign Partners, L.P. has sole power to vote and to dispose of 55,000 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 2.5% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 861,667 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 31.5% of the outstanding Common Stock.

            Wheatley Partners, LLC may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock.

            Wheatley Management Ltd. may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock.

            By virtue of being a member and an officer of Wheatley LLC, Irwin Lieber may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 66,667 shares of Common Stock (which consists of shares issuable upon the exercise of the Private Placement Warrants), representing approximately 3.0% of the outstanding Common Stock.

            By virtue of being a member and an officer of Wheatley LLC, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 66,667 shares of Common Stock (which consists of shares issuable upon the exercise of the Private Placement Warrants), representing approximately 3.0% of the outstanding Common Stock.


                                  - 23 of 27 -

            By virtue of being a member and an officer of Wheatley LLC, Seth Lieber may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock.

            By virtue of being a member and an officer of Wheatley LLC, Jonathan Lieber may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock.

            By virtue of being a member and an officer of Wheatley LLC, Matthew
A. Smith may be deemed to have shared power to vote and to dispose of 916,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 33.1% of the outstanding Common Stock.

      (c) The following is a description of all transactions in the securities of the Issuer by the reporting persons identified in Item 2 of this Schedule 13D effected from February 21, 1997 through April 22, 1997, inclusive:

            On April 22, 1997, Wheatley Partners, LP and Wheatley Foreign Partners, LP exercised 313,334 Private Placement Warrants and 20,000 Private Placement Warrants, respectively. The exercise price of the Private Placement Warrants was $7.50 per warrant. Wheatley Partners, LP and Wheatley Foreign Partners, LP acquired 313,334 shares and 20,000 shares, respectively, of the Issuer's Common Stock.

            On April 22, 1997, the Issuer issued 235,000 and 15,000 1997 Warrants to Wheatley Partners, LP and Wheatley Foreign Partners, LP, respectively, in consideration of the exercise of the Private Placement Warrants by Wheatley Partners, LP and Wheatley Foreign Partners, LP.

ITEM 6.     Contracts, Arrangements, Understandings or
            Relationships with Respect to Securities of the Issuer

            (i) The Issuer agreed that the 1997 Warrants shall be of the series of warrants which are registered under the Exchange Act and traded on Nasdaq under the symbol "GTSTW."

            (j) Except for the circumstances discussed or referred to in paragraphs (a) through (i), there are no contracts, arrangements, understandings, or relationships with respect to the securities of the Issuer among any of the persons reporting in this Schedule 13D.


                                  - 24 of 27 -

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, correct and complete.

Date: April 30, 1997

                                    WOODLAND PARTNERS


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    SENECA VENTURES


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND SERVICES CORP.


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, President

                                    THE MARILYN AND BARRY RUBENSTEIN
                                    FAMILY FOUNDATION


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, a Trustee


                                  - 25 of 27 -

                                    WHEATLEY PARTNERS, L.P.
                                    By: Wheatley Partners LLC, General Partner


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer

                                    WHEATLEY FOREIGN PARTNERS, L.P.
                                    By: Wheatley Partners LLC, General Partner


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer

                                    WHEATLEY PARTNERS LLC


                                    By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer

                                    WHEATLEY MANAGEMENT LTD.


                                    By:  /s/ Irwin Lieber
                                        ----------------------------------------
                                       Irwin Lieber, President


                                      /s/ Barry Rubenstein
                                    --------------------------------------------
                                       Barry Rubenstein


                                      /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                       Marilyn Rubenstein


                                      /s/ Irwin Lieber
                                    --------------------------------------------
                                       Irwin Lieber


                                      /s/ Barry Fingerhut
                                    --------------------------------------------
                                       Barry Fingerhut


                                      /s/ Seth Lieber
                                    --------------------------------------------
                                       Seth Lieber


                                  - 26 of 27 -

                                      /s/ Jonathan Lieber
                                    --------------------------------------------
                                       Jonathan Lieber


                                      /s/ Matthew A. Smith
                                    --------------------------------------------
                                       Matthew A. Smith


                                          *
                                    --------------------------------------------
                                       Brian Rubenstein

/s/   Barry Rubenstein *
-----------------------------------
 Barry Rubenstein, Attorney-in-Fact

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
              FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 27 of 27 -